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                                                                Exhibit 99(a)(8)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
 TO SELL SHARES.  THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE DATED
   JULY 14, 1997 AND THE RELATED LETTER OF TRANSMITTAL. CAPITALIZED TERMS NOT DEFINED IN THIS ANNOUNCEMENT HAVE THE RESPECTIVE MEANINGS ASCRIBED TO SUCH
    TERMS IN THE OFFER TO PURCHASE. THE OFFER IS NOT BEING MADE TO, NOR WILL
            THE COMPANY ACCEPT TENDERS FROM, HOLDERS OF SHARES IN ANY
             JURISDICTION IN WHICH THE OFFER OR ITS ACCEPTANCE WOULD
              VIOLATE THAT JURISDICTION'S LAWS. THE COMPANY IS NOT
                AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF
                 THE OFFER OR THE TENDER OF SHARES WOULD NOT BE
                IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

                     NOTICE OF OFFER TO PURCHASE FOR CASH BY

                           FRISCH'S RESTAURANTS, INC.
                           --------------------------

                 UP TO 1,000,000 SHARES OF ITS COMMON STOCK AT
                    A PURCHASE PRICE NOT GREATER THAN $17.00
                         NOR LESS THAN $15.00 PER SHARE

         FRISCH'S RESTAURANTS, INC., an Ohio corporation (the "Company"), is offering to purchase for cash up to 1,000,000 shares of its common stock, no par value (the "Shares"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 14, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer"). The Company is inviting its shareholders to tender their Shares at prices not greater than $17.00 nor less than $15.00 per Share, as specified by tendering shareholders. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer.

         The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $17.00 nor less than $15.00 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will enable it to buy 1,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $17.00 nor less than $15.00 per Share), pursuant to the Offer. All Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date (as defined below), will be purchased at the Purchase Price, subject to the terms and conditions of the Offer, including the proration terms described therein. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. The Company reserves the right, in its sole discretion, to purchase more than 1,000,000 Shares pursuant to the Offer.

--------------------------------------------------------------------------------
   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
            EASTERN DAYLIGHT SAVINGS TIME, ON FRIDAY, AUGUST 8, 1997,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

         In the event that more than 1,000,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date, the Company will purchase such validly tendered Shares at or below the Purchase Price on a pro rata basis (with adjustments to avoid purchases of fractional shares), upon the terms and subject to the conditions of the Offer.

  The term "Expiration Date" means 12:00 Midnight, Eastern Daylight Savings time, on Friday, August 8, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to Continental Stock Transfer & Trust Company (the "Depositary") of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration), but only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other required documents.

         The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The


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Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in
Section 5 of the Offer to Purchase by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof.

         Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in the Offer to Purchase, may also be withdrawn after 12:00 Midnight, Eastern Daylight Savings Time, on Monday, September 8, 1997. For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of the Offer to Purchase) a notice of withdrawal in written or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer, the notice of withdrawal must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

         The Company is making the Offer in order to provide a liquidity opportunity for shareholders who wish to dispose of their Shares without the usual transaction costs associated with open market sales and to enhance shareholder value for the remaining shareholders. This opportunity to sell Shares without paying any brokerage fee may be particularly valuable to smaller shareholders, for whom such fees may be relatively high. If a shareholder is considering the sale of all or a portion of his or her Shares, the Offer also gives him or her the opportunity to determine the minimum price at which he or she is willing to sell his or her Shares. The Offer may also give the shareholder the opportunity to sell Shares at prices greater than the market price of the Shares prevailing before the Company announced the Offer. The Company believes that the purchase of Shares is consistent with its long-term goals and that, after the Offer is completed, the Company will have sufficient cash flow and access to other sources of capital to fund its working capital needs and provide for its current capital expenditure requirements.

         THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE SHAREHOLDERS DECIDE WHETHER TO ACCEPT OR REJECT THE OFFER AND, IF ACCEPTED, AT WHICH PRICE OR PRICES TO TENDER THEIR SHARES. These materials are being mailed to record holders of Shares as of July 11, 1997 and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for transmittal to beneficial owners of Shares. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated by reference herein. Copies of the Offer to Purchase and the Letter of Transmittal may be obtained from the Information Agent at the address and telephone number set forth below and will be furnished promptly at the Company's expense. Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth below.



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                     THE INFORMATION AGENT FOR THE OFFER IS:

                             MCCORMICK & PRYOR LTD.
                             26 Broadway, Suite 1640
                            New York, New York 10004

                 Banks and Brokers call collect: (212) 968-9090
                    CALL TOLL FREE: (800) 476-2508 PIN #3774

                      THE DEALER MANAGER FOR THE OFFER IS:

                                 FURMAN SELZ LLC
                                 230 Park Avenue
                            New York, New York 10169

                                 (212) 309-8200
                                 (800) 939-9991

July 14, 1997

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